UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary proxy statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to § 240.14a-12

OptiNose, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 15, 2025, OptiNose, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with respect to the special meeting of the Company’s stockholders scheduled to be held on May16, 2025 (the “Special Meeting”), at which the Company’s stockholders will be asked to, among other things, vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 19, 2025, by and among the Company, Paratek Pharmaceuticals, Inc., a Delaware corporation (“Paratek”), and Orca Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Paratek (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Paratek (the “merger”).

Since the initial filing of the Definitive Proxy Statement, two complaints have been filed in state court in New York by purported Company stockholders against the Company and the members of the Company’s board of directors (the “Board”) in connection with the merger: Thompson v. OptiNose, Inc., et al., Index No. 652528/2025 (N.Y. Sup. Ct., filed April 23, 2025); and Smith v. OptiNose, Inc., et at., Index No. 652552/2025 (N.Y. Sup. Ct., filed April 24, 2025) (together, the “Stockholder Litigation”). The Stockholder Litigation alleges misrepresentation claims under New York common law relating to the Definitive Proxy Statement. The plaintiffs in the Stockholder Litigation seek various remedies, including an order (i) enjoining the defendants from proceeding with the proposed merger until such time that the defendants disclose certain allegedly material information that was allegedly omitted from the Definitive Proxy Statement, (ii) rescinding the proposed merger in the event the merger is consummated or awarding actual and putative damages to the plaintiffs in the event that it is consummated, (iii) awarding the plaintiffs fees and expenses in connection with the Litigation Matters, including reasonable attorneys’ and experts’ fees and expenses and (iv) granting such other and further relief as the court may deem just and proper.

Additionally, the Company has received certain demand letters (collectively, the “Demand Letters”, and together with the Stockholder Litigation, the “Litigation Matters”) from purported stockholders of the Company generally alleging that the Definitive Proxy Statement contains material misstatements and omissions in violation of Section 14(a), Section 20(a) and Rule 14a-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Demand Letters demand that OptiNose issue corrective disclosures in an amendment to the Proxy Statement prior to the OptiNose shareholder vote. If additional demand letters are received or additional complaints are filed, absent new or different allegations that are material, the Company may choose not to announce such additional letters or filings.

The Company believes that the allegations in the Litigation Matters are without merit and that no further disclosures are required to supplement the Definitive Proxy Statement under applicable laws. However, in order to avoid the risk of the Litigation Matters delaying or adversely affecting the merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily make the following supplemental disclosures to the Definitive Proxy Statement, as described in Definitive Additional Materials. Nothing in these Definitive Additional Materials shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Litigation Matters and that any additional disclosure was or is required.

These supplemental disclosures will not change the consideration to be paid to stockholders of the Company in connection with the merger or the timing of the Special Meeting, which is scheduled to be held on May 16, 2025, at 9:00 a.m., Eastern time, at the offices of the Company at 777 Township Line Road, Suite 300, Yardley, Pennsylvania 19067. The Board continues to unanimously recommend that you vote “FOR” each of the proposals to be voted on at the Special Meeting, as described in the Definitive Proxy Statement.

Supplemental Disclosures and Updates to the Definitive Proxy Statement

The following disclosures in these Definitive Additional Materials supplement the disclosures contained in the Definitive Proxy Statement and should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which in turn should be read in its entirety. All page references are to the Definitive Proxy Statement, and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. For clarity, new text within restated disclosures from the Definitive Proxy Statement is highlighted with bold, underlined text and removed language within restated language from the Definitive Proxy Statement is indicted by ~~strikethrough text~~.

The section of the Definitive Proxy Statement entitled “Summary—Litigation Relating to the Merger” is amended and supplemented as follows:

1.            The following supplemental disclosure replaces in its entirety the fifth full paragraph beginning on page 11 of the Definitive Proxy Statement:

Two complaints have been filed in state court in New York by purported Company stockholders against the Company and the members of the Board in connection with the merger: Thompson v. OptiNose, Inc., et al., Index No. 652528/2025 (N.Y. Sup. Ct., filed April 23, 2025); and Smith v. OptiNose, Inc., et at., Index No. 652552/2025 (N.Y. Sup. Ct., filed April 24, 2025) (together, the “Stockholder Litigation”). The Stockholder Litigation alleges misrepresentation claims under New York common law relating to the definitive proxy statement filed by the Company on April 15, 2025 (which we refer to as the “Definitive Proxy Statement”). The plaintiffs in the Stockholder Litigation seek various remedies, including an order (i) enjoining the defendants from proceeding with the proposed merger until such time that the defendants disclose certain allegedly material information that was allegedly omitted from the Definitive Proxy Statement, (ii) rescinding the proposed merger in the event the merger is consummated or awarding actual and putative damages to the plaintiffs in the event that it is consummated, (iii) awarding the plaintiffs fees and expenses in connection with the Litigation Matters, including reasonable attorneys’ and experts’ fees and expenses and (iv) granting such other and further relief as the court may deem just and proper.

Additionally, between April 7, 2025 and ~~April 14~~ May 5, 2025, the Company received ~~two~~ thirteen demand letters (which we refer to collectively as the “Demand Letters”, and together with the Stockholder Litigation, the “Litigation Matters”) from purported stockholders of the Company generally alleging that the Definitive Proxy Statement contains alleged misstatements and omissions in violation of Section 14(a), Section 20(a) and Rule 14a-9 of the Exchange Act ~~disclosure deficiencies in the preliminary proxy statement filed by the Company on April 3, 2025~~. The demand letters demand that the Company and the Board issue certain corrective or supplemental disclosures.

The Company believes that the disclosures set forth in the ~~preliminary~~ Definitive Proxy Statement comply with applicable law and that the allegations asserted in the ~~demand letters~~ Litigation Matters are without merit.

The section of the Definitive Proxy Statement entitled “The Merger—Background of the Merger” is amended and supplemented as follows:

2.            The following supplemental disclosure replaces in its entirety the first full paragraph beginning on page 42 of the Definitive Proxy Statement:

Beginning on February 14, 2024, over the following days Evercore contacted 39 potential counterparties, including Company A. In total, management presentations (including presentations conducted on a non-confidential basis) were delivered to 9 of the parties contacted in the process who expressed interest in receiving information regarding the Company and 4 of the parties expressed interest in considering a potential transaction involving the Company and executed confidentiality agreements. Each of the confidentiality agreements contained terms regarding the maintenance of confidential information provided by or on behalf of the Company, but none of the confidentiality agreements contained any “don’t ask, don’t waive” standstill provisions.

The section of the Definitive Proxy Statement entitled “The Merger—Certain Unaudited Financial Forecasts” is amended and supplemented as follows:

3.            The following supplemental disclosure replaces in its entirety the section entitled “November 2024 Financial Forecasts” beginning on page 66 of the Definitive Proxy Statement:

November 2024 Financial Forecasts

The Company provided the November 2024 financial forecasts to Paratek at Paratek’s request in late November 2024. Paratek was not provided with an update to the November 2024 financial forecasts prior to the execution of the merger agreement. The November 2024 financial forecasts did not include unlevered free cash flow for the Company for the periods presented because the November 2024 financial forecasts were not based on the assumption that an acquiror of the Company would be incurring debt in connection with a potential transaction. The following table presents a summary of the November 2024 financial forecasts.

	(unaudited) Fiscal Year ending December 31,
($ in millions)	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E
Net Revenue	94	123	161	213	268	288	305	318	322	322	322	322
Costs of Goods Sold	(11)	(13)	(17)	(23)	(30)	(34)	(38)	(41)	(43)	(45)	(45)	(45)
Gross Profit	83	110	144	190	238	254	267	277	279	277	277	277
Product Expenses(1)	57	32	71	84	99	112	121	129	138	145	149	152

(1)	“Product Expenses” consist of sales, marketing and other expenses directly supporting commercialization of XHANCE and do not include most general and administrative expenses since the Company’s general and administrative cost structure would not be relevant to potential acquirors.

4.            The following supplemental disclosure replaces in its entirety the table at the top of page 67 of the Definitive Proxy Statement:

	(unaudited) Fiscal Year ending December 31,
($ in millions)	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Net Revenue	94	126	164	215	269	292	303	312	317	316
Cost of Goods Sold	(11)	(13)	(17)	(23)	(30)	(34)	(38)	(41)	(43)	(46)
Gross Profit	84	113	147	192	239	257	266	272	273	271
Research and Development	(11)	(9)	(9)	(9)	(10)	(10)	(11)	(11)	(12)	(13)
Commercial	(67)	(74)	(84)	(97)	(113)	(126)	(136)	(145)	(155)	(165)
General and Administrative	(19)	(19)	(20)	(21)	(21)	(23)	(24)	(25)	(26)	(27)
Stock Based Compensation	(5)	(5)	(4)	(2)	(2)	(2)	(3)	(3)	(3)	(3)
EBIT(1)	(17)	5	30	62	92	96	93	87	78	63
Interest	(18)	(12)	(11)	(11)	(8)	(2)	—	—	—	—
Pre-Tax Income/(Loss)	(35)	(7)	19	51	85	94	93	87	78	63
Taxes	—	—	—	(2)	(4)	(4)	(8)	(9)	(19)	(17)
Net Income	(35)	(7)	19	50	81	90	84	78	59	46

(1)	“EBIT” is defined as earnings before interest expense and taxes. EBIT is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or of cash flows or as a measure of liquidity.

5.            The following supplemental disclosure replaces in its entirety the table following the first full paragraph on page 67 of the Definitive Proxy Statement:

	(unaudited) Fiscal Year ending December 31,
($ in millions)	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
EBIT(1)	(17)	5	30	62	92	96	93	87	78	63
Taxes	—	(1)	(8)	(17)	(25)	(26)	(25)	(24)	(21)	(17)
Depreciation and Amortization	—	—	—	—	—	—	—	—	—	—
Capital Expenditures	—	—	(2)	(2)	(1)	—	—	—	—	—
Change in Net Working Capital	2	(6)	(11)	(2)	5	2	8	8	7	(1)
Unlevered Free Cash Flow(1)	(15)	(2)	9	42	72	72	76	71	64	45

(1)	“Unlevered Free Cash Flow” is defined as EBIT adjusted for adjusted for taxes, plus depreciation and amortization, less changes in working capital and less capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net cash from (used in) operating activities.

The section of the Definitive Proxy Statement entitled “The Merger—Opinion of Evercore” is amended and supplemented as follows:

6.            The following supplemental disclosure replaces in its entirety the first full paragraph beginning on page 70 of the Definitive Proxy Statement:

For purposes of its financial analyses summarized below, Evercore estimated the value of the merger consideration as $11.07, calculated as (i) the cash consideration of $9.00 per share of Company common stock, plus (ii) an estimate of the present value of the CVR payment amount per share of Company common stock. Evercore estimated the present value of the CVR payment amount per share of Company common stock as $2.07, assuming payment of the Milestone 1 payment on December 31, 2027 and payment of the Milestone 2 payment on December 31, 2029, as reflected in the March 2025 financial forecasts, and discounting such cash payments to present value, as of May 30, 2025, using a discount rate of 24.0%, representing an estimate of the Company’s cost of equity, as estimated by Evercore based on its professional judgment and experience based on the application of the capital asset pricing model and end-of-year discounting convention.

7.            The following supplemental disclosure replaces in its entirety the second full paragraph beginning on page 70 of the Definitive Proxy Statement:

Evercore performed a discounted cash flow analysis of the Company to calculate ranges of implied present values of the per share equity value of the Company utilizing estimates of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate over the period from June 1, 2025 through December 31, 2034 based on the March 2025 financial forecasts. Evercore calculated terminal values for the Company by applying a range of perpetuity growth rates of negative 20% to negative 40%, which range was selected based on Company management guidance and Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows of approximately $45 million that the Company was forecasted to generate in the terminal year based on the March 2025 financial forecasts.

8.            The following supplemental disclosure replaces in its entirety the third full paragraph beginning on page 70 of the Definitive Proxy Statement:

The cash flows, terminal values and the Company’s net operating loss carryforward as reflected in the March 2025 financial forecasts, in each case were then discounted to present value as of May 30, 2025 using discount rates ranging from 16.0% to 20.0%, representing an estimate of the Company’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience, and based on the application of the capital asset pricing model and the Company’s pre-tax cost of debt to derive implied enterprise value reference ranges for the Company. Based on these ranges of implied enterprise values, the Company’s estimated net debt of approximately $24 million as of May 30, 2025 (reflecting net proceeds from an illustrative refinancing of Company existing debt), and the number of fully diluted outstanding shares of Company common stock of approximately 24.833 million as of May 30, 2025 (reflecting shares issued in connection with an illustrative refinancing of Company existing debt), in each case as provided by the Company’s management, this analysis indicated ranges of implied equity values per share of Company Common Stock of $6.96 – $9.14, compared to the closing price of Company Common Stock of $5.88 on March 17, 2025, the cash consideration of $9.00, and the merger consideration of $11.07 (calculated as described above).

9.            The following supplemental disclosure replaces in its entirety the section entitled “Selected Publicly Traded Companies Analysis” beginning on page 70 of the Definitive Proxy Statement:

Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded companies listed in the table below in the specialty pharmaceuticals industry~~:~~.

~~•~~	~~Aquestive Therapeutics, Inc.~~

~~•~~	~~ARS Pharmaceuticals, Inc.~~

~~•~~	~~Aurinia Pharmaceuticals Inc.~~

~~•~~	~~Heron Therapeutics, Inc.~~

~~•~~	~~MannKind Corporation~~

~~•~~	~~Ocular Therapeutix, Inc.~~

~~•~~	~~Pacira Biosciences, Inc.~~

~~•~~	~~Supernus Pharmaceuticals, Inc.~~

~~•~~	~~XERIS Biopharma Holdings, Inc.~~

For each of the selected companies, Evercore calculated enterprise value (defined as equity market capitalization plus total debt plus non-controlling interests, less cash and cash equivalents) as a multiple of estimated calendar years 2025 and 2026 revenue (which is referred to as “TEV / 2025E Revenue” and “TEV / 2026E Revenue”, respectively).

This analysis indicated the following:

~~Benchmark~~	~~Median~~
~~TEV / 2025E Revenue~~	~~4.2x~~
~~TEV / 2026E Revenue~~	~~3.5x~~

Company	Enterprise Value	TEV / 2025E Revenue		TEV/ 2026E Revenue
Aquestive Therapeutics, Inc.	$297	6.0	x	4.3	x
ARS Pharmaceuticals, Inc.	$880	7.8	x	4.3	x
Aurinia Pharmaceuticals Inc.	$964	3.7	x	3.0	x
Heron Therapeutics, Inc.	$484	3.1	x	2.7	x
MannKind Corporation	$1,975	6.2	x	5.5	x
Ocular Therapeutix, Inc.	$1,076	15.1	x	13.4	x
Pacira Biosciences, Inc.	$1,263	1.7	x	1.5	x
Supernus Pharmaceuticals, Inc.	$1,402	2.2	x	2.1	x
XERIS Biopharma Holdings, Inc.	$1,113	4.2	x	3.5	x
Median	—	4.2	x	3.5	x

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied: (i) a TEV / 2025E Revenue multiple reference range of 2.0x to 5.0x to an estimate of the Company’s calendar year 2025 revenue, as reflected in the Forecasts, and (ii) a TEV / 2026E Revenue multiple reference range of 1.5x to 4.5x to an estimate of the Company’s calendar year 2026 revenue, as reflected in the Forecasts, to derive implied enterprise value reference ranges for the Company. Based on these ranges of implied enterprise values, the Company’s estimated net debt of approximately $24 million as of May 30, 2025 (reflecting net proceeds from an illustrative refinancing of Company existing debt), and the number of fully diluted outstanding shares of Company common stock of approximately 24.833 million as of May 30, 2025 (reflecting shares issued in connection with an illustrative refinancing of Company existing debt), in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock as set forth in the table below, compared to the closing price of Company common stock of $5.88 on March 17, 2025, the cash consideration of $9.00, and the merger consideration of $11.07 (calculated as described above).

Multiple Reference Range	Implied Equity Values per Share of Company Common Stock
TEV / 2025E Revenue: 2.0x to 5.0x	$8.19 – $18.99
TEV / 2026E Revenue: 1.5x to 4.5x	$8.20 – $22.59

Although none of these companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded companies in the specialty pharmaceuticals industry with business characteristics that Evercore, in its professional judgment and experience, considered generally relevant for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.

10.          The following supplemental disclosure replaces in its entirety the section entitled “Selected Precedent Transactions Analysis” beginning on page 71 of the Definitive Proxy Statement:

Evercore reviewed, to the extent publicly available, financial information related to the ~~following~~ selected transactions listed in the table below involving target companies in the specialty pharmaceuticals industry.

~~The selected transactions reviewed by Evercore, and the date each was announced were as follows:~~

~~Date Announced~~	~~Acquirer~~	~~Target~~
~~6/24/2024~~	~~Ani Pharmaceuticals, Inc.~~	~~Alimera Sciences, Inc.~~
~~4/24/2024~~	~~Amphastar Pharmaceuticals, Inc.~~	~~Eli Lilly and Company/ BAQSIMI~~
~~6/6/2023~~	~~Gurnet Point Capital LLC~~	~~Paratek~~
~~11/14/2022~~	~~Indivior Plc~~	~~Opiant Pharmaceuticals, Inc.~~
~~2/14/2022~~	~~Collegium Pharmaceutical, Inc.~~	~~BioDelivery Sciences International, Inc.~~
~~10/11/2021~~	~~Supernus Pharmaceuticals, Inc.~~	~~Adamas Pharmaceuticals, Inc.~~
~~10/11/2021~~	~~Pacira BioSciences, Inc.~~	~~Flexion Therapeutics, Inc.~~

For each selected transaction, Evercore calculated total enterprise value (defined as equity market capitalization based on transaction value excluding CVR payments, plus total debt plus non-controlling interests, less cash and cash equivalents) as a multiple of last-twelve-months revenue for the target company at the time of the announcement of the applicable transaction (which is referred to as “TEV / LTM Revenue”). Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated a median TEV / LTM Revenue multiple of 4.1x.

Date Announced	Acquirer	Target	Trans. Value (ex. CVRs)	TEV / LTM Revenue (ex. CVR consideration)
6/24/2024	ANI Pharmaceuticals, Inc.	Alimera Sciences, Inc.	$355	3.9x
6/6/2023	Gurnet Point Capital LLC	Paratek	$509	3.1x
~~4/24/2024~~  4/24/2023	Amphastar Pharmaceuticals, Inc.	Eli Lilly and Company/BAQSIMI	$625	4.5x
11/14/2022	Indivior Plc	Opiant Pharmaceuticals, Inc.	$91	4.1x
2/14/2022	Collegium Pharmaceutical, Inc.	BioDelivery Sciences International, Inc.	$551	3.3x
10/11/2021	Supernus Pharmaceuticals, Inc.	Adamas Pharmaceuticals, Inc.	$423	5.1x
10/11/2021	Pacira BioSciences, Inc.	Flexion Therapeutics, Inc.	$562	5.5x

Based on the multiples it derived from the selected transactions and its professional judgment and experience, Evercore applied a TEV / LTM Revenue multiple reference range of 3.0x to 5.0x to the Company’s revenue in 2024, as reflected in the Forecasts, to derive an implied enterprise value reference range for the Company. Based on these ranges of implied enterprise values, the Company’s estimated net debt of approximately $24 million as of May 30, 2025 (reflecting net proceeds from an illustrative refinancing of Company existing debt), and the number of fully diluted outstanding shares of Company common stock of approximately 24.833 million as of May 30, 2025 (reflecting shares issued in connection with an illustrative refinancing of Company existing debt), in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of $10.01 to $15.98, compared to the closing price of Company common stock of $5.88 on March 17, 2025, the cash consideration of $9.00, and the merger consideration of $11.07 (calculated as described above).

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the Company and none of the selected transactions is directly comparable to the merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.

11.          The following supplemental disclosure replaces in its entirety the first full paragraph beginning on page 73 of the Definitive Proxy Statement:

Evercore reviewed selected publicly available share price targets of four research analysts’ estimates known to Evercore as of March 17, 2025, noting that low and high share price targets for Company common stock ranged from $17.00 to $18.00, compared to the closing price of Company common stock of $5.88 on March 17, 2025, the cash consideration of $9.00, and the merger consideration of $11.07 (calculated as described above). Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Company common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of the Company and future general industry and market conditions.

12.          The following supplemental disclosure replaces in its entirety the second full paragraph beginning on page 73 of the Definitive Proxy Statement:

Using publicly available information, Evercore reviewed ~~certain~~ six selected acquisition transactions involving publicly traded companies in the specialty pharmaceuticals industry. Using publicly available information, Evercore calculated the premium paid in each transaction as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the unaffected prices per share of the target companies prior to announcement of each transaction. Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 50.0% to 100.0% to the closing price of Company common stock of $5.88 on March 17, 2025. This analysis indicated a range of implied equity values per share of Company common stock of $8.82 to $11.76, compared to the closing price of Company common stock of $5.88 on March 17, 2025, the cash consideration of $9.00, and the merger consideration of $11.07 (calculated as described above).

The section of the Definitive Proxy Statement entitled “The Merger—Litigation Relating to the Merger” is amended and supplemented as follows:

13.          The following supplemental disclosure replaces in its entirety the last paragraph beginning on page 91 of the Definitive Proxy Statement:

Two complaints have been filed in state court in New York by purported Company stockholders against the Company and the members of the Board in connection with the merger: Thompson v. OptiNose, Inc., et al., Index No. 652528/2025 (N.Y. Sup. Ct., filed April 23, 2025); and Smith v. OptiNose, Inc., et at., Index No. 652552/2025 (N.Y. Sup. Ct., filed April 24, 2025). The Stockholder Litigation alleges misrepresentation claims under New York common law relating to the Definitive Proxy Statement. The plaintiffs in the Stockholder Litigation seek various remedies, including an order (i) enjoining the defendants from proceeding with the proposed merger until such time that the defendants disclose certain allegedly material information that was allegedly omitted from the Definitive Proxy Statement, (ii) rescinding the proposed merger in the event the merger is consummated or awarding actual and putative damages to the plaintiffs in the event that it is consummated, (iii) awarding the plaintiffs fees and expenses in connection with the Litigation Matters, including reasonable attorneys’ and experts’ fees and expenses and (iv) granting such other and further relief as the court may deem just and proper.

Additionally, between April 7, 2025 and ~~April 14~~ May 5, 2025, the Company received ~~two~~ thirteen Demand Letters from purported stockholders of the Company generally alleging that the Definitive Proxy Statement contains alleged misstatements and omissions in violation of Section 14(a), Section 20(a) and Rule 14a-9 of the Exchange Act ~~disclosure deficiencies in the preliminary proxy statement filed by the Company on April 3, 2025~~. The demand letters demand that the Company and the Board issue certain corrective or supplemental disclosures.

The Company believes that the disclosures set forth in the ~~preliminary~~ Definitive Proxy Statement comply with applicable law and that the allegations asserted in the ~~demand letters~~ Litigation Matters are without merit.

* * * * *

Forward-Looking Statements

This communication, and any documents to which the Company refers in this communication, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements include the expected completion and timing of the proposed transaction and other information relating to the proposed transaction. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) risks related to the satisfaction of the conditions to closing the Merger (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as whether the stockholders of the Company will approve the acquisition; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (iv) risks relating to the achievement of the milestones necessary for the payment of any contingent value rights; (v) disruption from the pending Merger making it more difficult to maintain business and operational relationships, including with customers, vendors, service providers, independent sales representatives, agents or agencies; (vi) risk related to the pending Merger diverting the Company management’s attention from the ongoing business operations of its business; (vii) negative effects of the announcement of the Merger or the consummation of the Merger on the market price of the Company’s common stock and on the Company’s operating results; (viii) significant transaction costs; (ix) unknown liabilities; (x) the risk of litigation, including shareholder litigation, and/or regulatory actions, including any conditions, limitations or restrictions placed on approvals by any applicable governmental entities, related to the Merger; and (xi) other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

The list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this communication or to reflect actual outcomes, expect as required by law, and expressly disclaims any obligation to revise or update any forward-looking statement to reflect future events or circumstances.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, on April 15, 2025, the Company filed a definitive proxy statement, and has filed and may file other materials relating to the proposed transaction with the SEC. Beginning on April 16, 2025, the Company mailed the definitive proxy statement to its stockholders. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement and other related documents that the Company files with the SEC at the SEC’s website at www.sec.gov, and on the Company’s website at www.optinose.com and clicking on the “Investors” link and then clicking on the “SEC Filings” link. In addition, the proxy statement and other documents may be obtained free of charge by directing a request to OptiNose, Inc., Corporate Secretary, 777 Township Line Road, Suite 300, Yardley, PA 19067, telephone: (267) 364-3500.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the Company’s directors and executive officers can be found in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the SEC on April 30, 2025. Additional information regarding the interests of the Company’s directors and executive officers in the proposed transaction is included in the proxy statement described above. These documents are available free of charge at the SEC’s website at www.sec.gov and the Company’s website at www.optinose.com.